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                DIALYSIS CORPORATION OF AMERICA AND SUBSIDIARIES

             EXHIBIT 11 -- COMPUTATION OF EARNINGS (LOSS) PER SHARE
                                   (UNAUDITED)


                                                                           Three Months Ended
                                                                                March 31,
                                                                           ------------------
                                                                           1997           1996
                                                                           ----           ----
PRIMARY AND FULLY DILUTED
Weighted average shares outstanding                                     3,588,844        2,432,844
                                                                                       ===========

Net effect of dilutive stock options based on the modified
    treasury stock method                                                 123,222
                                                                       ----------
                                                                        3,712,066
                                                                       ==========

Net income (loss)                                                      $   22,205      $   (84,649)
                                                                       ==========      ===========

Net income (loss) per share                                            $      .01      $      (.03)
                                                                       ==========      ===========
